PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

            Chief Financial Officer                                                                                                904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FIRST QUARTER OF FISCAL YEAR 2023

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; February 2, 2023

First Quarter Operating Results

The Company reported net income of $485,000, or $.14 per share for the quarter ended December 31, 2022, compared to $6,439,000, or $1.74 per share, in the same quarter last year which included $6,281,000, or $1.70 per share, from after tax gains on real estate sales.

Revenue miles were down 299,000, or 5.5%, over the same quarter last year due to a lower average driver count partially resulting from the closure of our Nashville location. Operating revenues for the quarter were $22,850,000, up $2,279,000 from the same quarter last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.66, or 17.5%.

Compensation and benefits increased $1,121,000, mainly due to the increases in driver compensation offset by a lower driver count and non-driver personnel reductions. Fuel expense increased $602,000 due to higher diesel prices. Insurance and losses increased $174,000. Depreciation expense was down $203,000 in the quarter. In this quarter the gain on sale of terminal sites was $0 versus $8,330,000 from the sale of Tampa in last year’s 1st quarter. Gain on sale of assets was $66,000 versus $360,000 in the same quarter last year.

As a result, operating profit this quarter was $620,000 compared to $8,541,000 in last year’s 1st quarter.

Summary and Outlook

The goal in FY 2022 remained on increasing revenues to allow us to raise driver pay, improve our retention and increase our margins, all of which were accomplished. We were able to add some quality new business with both existing and new customers in a few markets throughout the first quarter and hope to see that trend continue in 2023. Inflation continues to challenge us and we continue to successfully negotiate additional rate increases with most of our customers on our existing book of business and will seek to replace business where the rate negotiations do not allow us to cover our higher expenses.

Our balance sheet remained stable with $7.8 million of cash and cash equivalents as of December 31, 2022, with no outstanding debt. We replaced 9 tractors during the quarter. For the remainder of fiscal 2023 we are planning to replace 64 tractors (29 are replacing lease units) and ~10 trailers and anticipate a total capital expenditure of ~$12 million in fiscal 2023.

Conference Call

The Company will host a conference call on February 2, 2023 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/47500. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 47500. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/47500.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31,
	2022	2021

Operating revenues	$22,850	20,571

Cost of operations:
Compensation and benefits	10,205	9,084
Fuel expenses	3,320	2,718
Repairs & tires	1,354	1,216
Other operating	689	744
Insurance and losses	1,984	1,810
Depreciation expense	1,274	1,477
Rents, tags & utilities	648	673
Sales, general & administrative	2,327	2,465
Corporate expenses	495	533
Gain on sale of terminal sites	—	(8,330)
Gain on disposition of PP&E	(66)	(360)
Total cost of operations	22,230	12,030

Total operating income	620	8,541

Interest income and other	65	1
Interest expense	(4)	(5)

Income before income taxes	681	8,537
Provision for income taxes	196	2,098

Net income	$485	6,439

Earnings per common share:
Net income-
Basic	0.14	1.88
Diluted	0.14	1.74

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,490	3,419
-diluted earnings per common share	3,532	3,701

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	September 30,
Assets	2022	2022
Current assets:
Cash and cash equivalents	$7,808	8,302
Accounts receivable (net of allowance for doubtful accounts of $71 and $68, respectively)	5,737	5,296
Inventory of parts and supplies	1,037	1,006
Prepaid tires on equipment	1,555	1,486
Prepaid taxes and licenses	287	378
Prepaid insurance	3,538	3,927
Prepaid expenses, other	148	163
Total current assets	20,110	20,558

Property and equipment, at cost	74,183	72,816
Less accumulated depreciation	53,215	52,567
Net property and equipment	20,968	20,249

Operating lease right-of-use assets	3,422	2,424
Goodwill	3,637	3,637
Intangible assets, net	506	556
Other assets, net	139	142
Total assets	$48,782	47,566

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,057	1,964
Federal and state taxes payable	791	594
Accrued payroll and benefits	3,047	3,208
Accrued insurance	986	1,053
Accrued liabilities, other	300	1,010
Operating lease liabilities, current portion	890	884
Total current liabilities	8,071	8,713

Operating lease liabilities, less current portion	2,918	1,705
Deferred income taxes	3,631	3,631
Accrued insurance	1,476	1,476
Other liabilities	848	854
Total liabilities	16,944	16,379
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,501,289 and 3,484,004 shares issued and outstanding, respectively)	350	348
Capital in excess of par value	40,118	39,958
Accumulated deficit	(8,705)	(9,190)
Accumulated other comprehensive income, net	75	71
Total shareholders’ equity	31,838	31,187
Total liabilities and shareholders’ equity	$48,782	47,566